LYNCH INTERACTIVE
CORPORATION

                                                                   Press Release
                                                           For Immediate Release

                          LYNCH INTERACTIVE CORPORATION
                     REPORTS FIRST QUARTER OPERATING RESULTS

RYE, New York, May 14, 2004 - Lynch Interactive Corporation (AMEX:LIC) reported first quarter revenues rose 2.7% to $21.9 million from the $21.3 million in the first quarter of 2003. The increase is traceable to higher inter-state access revenues, primarily due to increased USF supports at operations that are undergoing significant capital upgrade programs, and increased non-regulated revenues.

Operating profit for the first quarter of 2004 was $4.9 million, a 2.4% increase from the first quarter of 2003. This increase resulted from the increase in revenues, offset by increased legal costs in connection with defending the "qui tam" litigation and higher depreciation. First quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $10.1 million, up from $9.7 million in the first quarter of 2003. See Attachment A for an explanation of why EBITDA is useful information to our investors and see Attachment B for a reconciliation of EBITDA to operating profit.

Earnings were $0.58 per share for the three months ended March 31, 2004, as compared to $0.51 per share for the three months ended March 31, 2003.

We invested $2.6 million in capital expenditures during the first quarter of 2004, down from $4.2 million in the first quarter of 2003. Current plans contemplate about $21 million in capital expenditures in 2004, as compared to $22.7 million in 2003 and $23.8 million in 2002. Of this amount $12 million is for annual maintenance with the balance for either growth or major rebuilds, which will be financed separately.

Value Added Initiatives

- California-Oregon Telecommunications - In March 2004, we signed an agreement to acquire California-Oregon Telecommunications Company ("Cal-Ore") located in Dorris, California. Cal-Ore's subsidiary Cal-Ore Telephone Company is the ILEC service provider for an area of about 850 square miles along the Northern California border with Oregon with approximately 2,500 access lines located in the municipalities of Dorris, Macdoel, Tuelake and Newell.



                 401 Theodore Fremd Avenue, Rye, New York 10580
                     - Tel: 914-921-8821 - Fax: 914-921-6410

     Cal-Ore's other businesses include an Internet service provider, a CLEC that is planning to provide services to Klamath Falls, Oregon, and interests in certain cellular partnerships.

     The acquisition price is around $21 million, subject to certain closing adjustments. The acquisition is subject to certain conditions including the approval by the California Public Utilities Commission and other regulatory authorities.


- KMG Holdings, Inc. - On April 30, 2004, the Company acquired a 37% interest in KMG Holdings, Inc., whose principal assets consist of a $6.0 million subordinated note and a 17% ownership interest in Western New Mexico Telephone Company. As a result, Lynch Interactive's ownership interest in Western New Mexico Telephone has increased from 83% to approximately 89%.

-    Utah CATV - In  February  2004,  Central  Telecom  Services  completed  the
     acquisition   of  a  cable   television   operation   consisting  of  1,300
     subscribers.

Telephone Operations

As of March 31, 2004, Interactive's multimedia operations consisted of 52,850 access lines, 2,950 DSL customers, 4,000 cable subscribers, 19,600 Internet subscribers, 5,900 CLEC customers, 6,700 alarm customers, 600 paging customers, 15,600 long distance resale customers, and PCS licenses covering areas with an aggregate population of approximately 380,800. Access lines and Dial-up Internet sales continue to be down slightly but long distance resale and DSL customers increased.

Investments

- Interactive owns approximately 166,500 shares of Hector Communications, Inc., or 4.8% of their outstanding shares, (AMEX:HCT), a 30,000 access line provider of telecommunications and cable service primarily in Minnesota.

- Wireless - Interactive also has two minority-owned investments in cellular operations in New Mexico and North Dakota covering a net population of 35,000. In addition, the Company is developing two PCS licenses in Las
     Cruces, New Mexico and Logan, Utah. The Company owns 12 licenses in the Lower 700 MHz spectrum band and through minority owned entities has invested in spectrum in the 39 GHz, 700 MHz Guard Band and Paging licenses.

- Other telecommunications - We continue to invest in statewide telecommunications providers such as Iowa Network Services. During the first quarter of 2004, the Company invested $250,000 for a 7% interest in an entity which provides wireline telecommunication transport services in New York State.



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Broadcasting

Interactive also has two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (72nd largest in the U.S.) and owns a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (94th largest in the U.S.).

Stock Repurchase Program

Interactive will continue to make open market purchases of its common stock pursuant to its stock repurchase program. During the three months ended March 31, 2004, Interactive bought back 5,300 shares at an average cost of $26.11. In addition, 200 shares were purchased since March 31, 2004. Since the inception of the stock repurchase program Interactive has acquired 50,500 shares at a total cost of $1.6 million or $32.22 per share.

Balance Sheet

At March 31, 2004, the Company had cash and equivalents of $29.6 million as compared to $26.6 million at December 31, 2002. The total debt at March 31, 2004 was $177.0 million, down from $179.2 million at the end of last year.

Full Year

We expect that our revenues for 2004 will be around` $90 million, up from $87.5 million in 2003, and that its 2004 operating profit will exceed $20 million, up from $18.4 million in 2003. EBITDA for the year 2004 is expected to be about $45 million being generated by our operating subsidiaries, before $4 million of corporate office expenses. 2004 operating profit plus $21 million of depreciation and amortization expense equals 2004 EBITDA. See Attachment A for an explanation of why EBITDA is useful information to our investments.

Outlook

Our stock is selling well below our calculation of intrinsic value. We want to grow this value as well as narrow the discount in the public price of our shares. In this context, we have an ongoing effort to monetize certain of our assets, including selling a portion or all of our investment in certain of our operating entities. These may also include minority interests and investments. In December 2003, we sold a large portion of our investment in Sunshine PCS Corporation. In March 2002, we sold our 20.8% interest in the New Mexico cellular property, RSA #1 (North) to Verizon Wireless.

There are many significant dynamics affecting the telecommunication world today, both on a competitive and regulatory front. The increasing use of Voice over Internet Protocol ("VoIP") is one national level development that could have a substantial detrimental impact on our future revenue sources. In 2003,
Interactive received around one-quarter of its revenues from the Universal Services Fund mechanism. Current regulatory initiatives on inter-carrier compensation including the Universal Services Funding could impact the Company's revenue stream.

Currently, $55 million of the Company's total debt of $177 million is at variable interest rates averaging 4.2%. The Company is considering changing a major portion of its current variable interest rate debt to fixed interest rates which would increase the Company's interest expense.

Annual Meeting of Stockholders

At the Company's Annual Meeting of Stockholders held on May 13, 2004, the Company's management expressed its belief that the intrinsic value of its common stock was substantially higher then the publicly traded price and outlined some of the ways in which the Company is looking to narrow the gap. Stock repurchases and the strategic sale or monetization of certain assets were raised as ways of narrowing this gap. The use of tax-efficiently structured transactions was also discussed.

In response to questions from stockholders, management reiterated that the Company continues to be interested in exploring all strategic alternatives with Hector Communications Corporation.

Mario Gabelli, the Company's Chief Executive Officer, reminded the stockholders at the Annual Meeting that he personally sold 480,000 shares of common stock in January 2004 but in connection with such sale he has retained the right to vote such shares for three years.

                                  * * * * * * *

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, possible broadband acquisitions, spectrum investment and future spectrum auctions participation, and performance and financial targets for 2004. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.


                                  * * * * * * *
Contact: Robert E. Dolan
                  Chief Financial Officer
                  914/921-8821

Release: 04-06


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                                                                    Attachment A

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and the ability to incur and service debt. Interactive utilizes EBITDA as one of its metrics for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($4.9 million and $4.8 million for the three months ended March 31, 2004 and 2003 respectively).